EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS

IMPROVED SECOND QUARTER OPERATING RESULTS

DILUTED E.P.S. INCREASES 23 PERCENT TO $0.16, COMPARED WITH $0.13 IN

PRIOR-YEAR PERIOD

DURANGO, Colorado (October 15, 2013) -- Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”) today reported its operating results for the three and six months ended August 31, 2013 (the second quarter and first half of FY2014). The Company franchises and operates gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products. Its majority-owned subsidiary, U-Swirl, Inc. (OTCQB: SWRL), franchises and operates self-serve frozen yogurt cafés. Rocky Mountain Chocolate Factory, Inc. will host an investor conference call today at 4:15 p.m. Eastern Time to discuss its operating results and other topics of interest (see details below).

SECOND QUARTER HIGHLIGHTS

●

Total revenue increased 12.1 percent to approximately $8.7 million, compared with approximately $7.7 million in the quarter ended August 31, 2012 (second quarter of FY2013). Domestic franchise Rocky Mountain Chocolate Factory same-store sales rose 1.7 percent and same-store pounds purchased by domestic franchisees increased 2.2 percent when compared with the prior-year period.

●

The Company’s majority-owned subsidiary, U-Swirl, Inc. (“U-Swirl”), reported income from operations of $172,000 in the second quarter of FY2014, whereas an operating loss of $172,000 was recorded by the Company that was related to its Aspen Leaf Yogurt operations in the year-earlier quarter.

●

Royalties, marketing fees, and franchise fees increased 31.8 percent from the prior-year period, primarily due to the acquisition of a majority ownership position in the U-Swirl franchise system. This increase was partially offset by a decrease in the number of domestic Rocky Mountain Chocolate Factory franchises in operation.

●

Factory gross margin improved to 35.8 percent of factory sales, versus 34.3 percent in the prior-year quarter. Retail gross margin increased to 67.0 percent of retail sales, compared with 61.4 percent in the second quarter of FY2013.

●	Operating income increased 25.5 percent to $1,591,740 in the three months ended August 31, 2013, compared with operating income of $1,267,955 in the second quarter of the previous fiscal year.

●

Net income attributable to RMCF shareholders rose 24.0 percent to $1,027,784, or $0.17 per basic and $0.16 per diluted share, in the most recent quarter, compared with $828,782, or $0.14 per basic and $0.13 per diluted share, in the second quarter of the prior year.

●

The Company opened one domestic Rocky Mountain Chocolate Factory franchised store, two international license stores, and two co-branded Cold Stone Creamery stores during the most recent quarter. U-Swirl, Inc. expanded its network of self-serve frozen yogurt stores with the opening of eight franchised units in the quarter ended August 31, 2013.

●	The Company paid its 40th consecutive quarterly cash dividend in June 2013. The 41st consecutive quarterly cash dividend, in the amount of $0.11 per share, was paid on September 13, 2013.

MANAGEMENT COMMENTS

“Net income attributable to RMCF shareholders increased 24.0 percent from prior-year levels in the second quarter of Fiscal 2014, compared with an 11.0 percent increase in net income attributable to RMCF shareholders in the first quarter of the fiscal year compared to prior year levels,” stated Bryan Merryman, Chief Operating Officer and Chief Financial Officer of Rocky Mountain Chocolate Factory, Inc. “Same-store sales recorded by our domestic Rocky Mountain Chocolate Factory franchisees rose 1.7 percent in the most recent quarter and 2.4 percent during the first half of Fiscal 2014. Our overall second quarter gross profit margin widened to 44.6 percent of total revenue, versus 41.1 percent in the prior-year quarter. Pretax profit margins improved to 18.6 percent of total revenues in the second quarter of Fiscal 2014, compared with 18.0 percent in the first quarter and 16.6 percent a year earlier.”

“Shipments of products to customers outside our network of franchised and company-operated stores increased 8.4 percent in the most recent quarter, contributing to a 2.6 percent improvement in factory sales and an expansion in factory gross margin.”

“We continue to be pleased with the improved operating results at our majority-owned subsidiary, U-Swirl, Inc., which, after the recently announced acquisition of Josie’s Frozen Yogurt’s 11 stores, now has 90 self-serve frozen yogurt stores operating in its franchised and company-operated retail network,” continued Merryman. “For the six months ended August 31, 2013, U-Swirl recorded an operating profit of $355,000. This compares very favorably against the $272,000 operating loss that we incurred from our Aspen Leaf Yogurt subsidiary in the first half of last fiscal year, before we acquired a majority equity interest in U-Swirl in exchange for our Aspen Leaf Yogurt and Yogurtini assets and certain other consideration in January 2013. Stores operating under brand names owned by U-Swirl are now located in 25 states, and the subsidiary is well-positioned to realize significant economies of scale while pursuing a consolidation strategy in the highly fragmented $6 billion away-from-home frozen desserts industry.”

“In anticipation of additional opportunities to expand our role in the frozen yogurt industry, our bank has agreed to repurpose $2.5 million of our $5.0 million credit line for use in the purchase of additional frozen yogurt companies, and we recently signed a preliminary term sheet for a separate $7.0 million credit facility dedicated to the acquisition of additional frozen yogurt chains.”

“Our international franchise initiative continues to move forward. To date, we have signed agreements with franchisees in Japan, South Korea, Canada, the United Arab Emirates, and the Kingdom of Saudi Arabia. Our franchisee in South Korea has already opened five Rocky Mountain Chocolate Factory stores in less than a year and is well ahead of the store-opening schedule required under its franchise agreement. Meanwhile, we are in discussions with potential franchisees in eight additional countries and have business development activities underway in another 16 nations.”

“The Company’s financial condition remains strong,” observed Frank Crail, founder and Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc. “As of August 31, 2013, we had approximately $4.1 million of cash in the bank and no long- or short-term debt outstanding. Working capital improved to $10.3 million at the end of the second fiscal quarter, compared with $9.8 million at the end of the first quarter, and our current ratio stood at a healthy 3.4-to-1. We recently paid our 41st consecutive quarterly cash dividend, in the amount of $0.11 per share, which provides investors with a current yield of 3.5 percent, based upon yesterday’s closing stock price of $12.60 per share.”

SECOND QUARTER OPERATING RESULTS

For the three months ended August 31, 2013 (Q2 FY2014), revenue increased 12.1 percent to approximately $8.7 million, compared with revenue of approximately $7.7 million in the quarter ended August 31, 2012 (Q2 FY2013). The revenue increase was attributable to an increase in factory sales, higher sales from Company-owned stores, and an increase in royalty and marketing fees.

Same-store sales at franchised Rocky Mountain Chocolate Factory retail outlets increased 1.7 percent in the most recent quarter when compared with the prior-year period.

Total factory sales rose 2.6 percent to approximately $4.8 million in the second quarter of FY2014, versus approximately $4.7 million in the three months ended August 31, 2012, due to an 8.4 percent increase in shipments of product to customers outside the Company’s network of franchised and licensed retail stores and a 2.2 percent increase in same-store pounds of factory product purchased by franchised and licensed retail stores, partially offset by a 5.5 percent decrease in the average number of domestic Rocky Mountain Chocolate Factory stores in operation. Factory gross margin improved by 150 basis points to 35.8 percent of factory sales in the most recent quarter, compared with 34.3 percent in the prior-year period, due primarily to an increase in the average selling price of products to domestic franchise stores.

Royalties, marketing fees, and franchise fees increased 31.8 percent to approximately $2.0 million, compared with approximately $1.5 million in the year-earlier quarter, due to an 18.6 percent increase the number of domestic franchise stores in operation. This increase was primarily the result of royalty and marketing fees associated with the U-Swirl franchise system, partially offset by a decrease in the number of domestic Rocky Mountain Chocolate Factory franchised stores in operation.

Retail sales increased 21.4 percent to approximately $1.9 million, from approximately $1.6 million in the prior-year quarter, primarily due to changes in the number of Company-operated units in operation resulting from the acquisition of a majority ownership in U-Swirl, Inc. Same-store sales at Company-owned locations declined 0.4 percent in the most recent quarter relative to the second quarter of FY2013. Retail gross margin improved from 61.4 percent of retail sales in the three months ended August 31, 2012 to 67.0 percent of retail sales in the three months ended August 31, 2013.

Net income attributable to the Company’s shareholders increased 24.0 percent to $1,027,784, or $0.17 per basic and $0.16 per diluted share, in the second quarter of FY2014, compared with net income attributable to RMCF shareholders of $828,782, or $0.14 per basic and $0.13 per diluted share, in the second quarter of FY2013. The increase in net income was due primarily to income from operations related to frozen yogurt, versus an operating loss in the same period during FY2013.

During the second quarter of FY2014, domestic franchisees opened one new Rocky Mountain Chocolate Factory store in Fresno, CA. U-Swirl Frozen Yogurt franchisees opened eight new stores in Arizona, Idaho, Ohio, Tennessee, Texas and Washington. New Cold Stone Creamery co-branded stores were opened in Dublin, OH; and Warren, NJ. International licensees opened two new Rocky Mountain Chocolate Factory stores in Korea. Complete lists of stores are available on the Company’s websites at www.rmcf.com and www.u-swirl.com.

SIX-MONTH RESULTS

For the six months ended August 31, 2013 (First Half of FY2014), revenue increased 8.4 percent to approximately $18.8 million, compared with revenue of approximately $17.4 million in the first half of FY2013. The revenue increase was attributable to an increase in sales from Company-owned stores and higher royalty, franchise and marketing fees, partially offset by a 0.7 percent decline in factory sales.

Same-store sales at franchised Rocky Mountain Chocolate Factory retail outlets increased 2.4 percent in the six months ended August 31, 2013 when compared with the prior-year period.

Total factory sales declined 0.7 percent to approximately $11.1 million in the first half of FY2014, versus approximately $11.2 million in the six months ended August 31, 2012, due to a 7.1 percent decrease in shipments of product to customers outside the Company’s network of franchised and licensed retail stores and a 5.0 percent decrease in the average number of domestic Rocky Mountain Chocolate Factory stores in operation, partially offset by a 2.5 percent increase in same-store pounds of factory product purchased by franchised and licensed retail stores. Factory gross margin declined by 10 basis points to 32.7 percent of factory sales, compared with 32.8 percent in the prior-year period, due primarily to a decline in manufacturing efficiencies associated with 2.5 percent lower production volume in the first half of FY2014, when compared with the first half of the previous fiscal year.

Royalties, marketing fees, and franchise fees increased 29.6 percent to approximately $4.0 million, compared with approximately $3.1 million in the year-earlier period, due to a 17.3 percent increase the number of domestic franchise stores in operation, primarily as a result of royalty and marketing fees associated with the U-Swirl franchise system and fees associated with license agreements in South Korea and the Kingdom of Saudi Arabia.

Retail sales increased 19.8 percent to approximately $3.8 million, from approximately $3.2 million in the prior-year period, primarily due to changes in units in operation resulting from the acquisition of a majority ownership in U-Swirl, Inc. Same-store sales at Company-owned locations increased 1.2 percent in the most recent six-month period relative to the first half of FY2013. Retail gross margin improved from 62.3 percent of retail sales in the six months ended August 31, 2012 to 66.3 percent of retail sales in the six months ended August 31, 2013.

Net income attributable to the Company’s shareholders increased 16.7 percent to $2,207,091, or $0.36 per basic and $0.35 per diluted share, in the first half of FY2014, compared with net income attributable to RMCF shareholders of $1,891,111, or $0.31 per basic and $0.30 per diluted share, in the corresponding period of the previous fiscal year. The increase in net income was due primarily to income from operations related to frozen yogurt, versus an operating loss in the first half of FY2013.

On September 13, 2013, the Company paid its 41st consecutive quarterly cash dividend, in the amount of $0.11 per share, to shareholders of record at the close of business on September 3, 2013.

Investor Conference Call

The Company will host an investor conference call today, October 15, 2013 at 4:15 p.m. EDT to discuss its operating results for the quarter ended August 31, 2013, along with other topics of interest. To access the conference call, please dial 877-374-8416 (international participants dial 412-317-6716) approximately five minutes prior to 4:15 p.m. EDT and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call”. A replay of the conference call will be available one hour after completion of the call until Tuesday, October 22, 2013 at 5:00 p.m. EDT by dialing 877-344-7529 (international callers dial 412-317-0088) and entering the conference I.D. #10034905.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of October 14, 2013 the Company, its subsidiary and its franchisees operated 449 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 41 states, Canada, Japan, South Korea and the United Arab Emirates. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF.”

The common stock of U-Swirl, Inc. trades on the OTCQB market under the symbol “SWRL.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding agreement with Cold Stone Creamery Brands, the success of international expansion efforts, including but not limited to new store openings, the success of U-Swirl, Inc. and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during three months ended August 31, 2013	Stores open as of August 31, 2013
United States
Rocky Mountain Chocolate Factory
Franchise Stores	1	225
Company-Owned Stores	0	6
Cold Stone Creamery	2	58
U-Swirl, Inc.
Franchise Stores	8	68
Company-Owned Stores	0	12
International License Stores	2	69
Total	13	438

SELECTED BALANCE SHEET DATA

(in thousands)

	August 31, 2013 (unaudited)	February 28, 2013
Current Assets	$14,475	$14,544
Total Assets	$23,817	$23,834
Current Liabilities	$4,207	$5,563
Stockholder's Equity	$18,788	$17,389

INTERIM UNAUDITED

STATEMENTS OF INCOME

(in thousands, except per share data and percentages)

	Three Months Ended August 31,		Three Months Ended August 31,
	2013	2012	2013	2012
Revenues
Factory sales	$4,797	$4,674	55.4%	60.5%
Royalty and marketing fees	1,915	1,464	22.1%	18.9%
Franchise fees	62	35	0.7%	0.5%
Retail sales	1,890	1,557	21.8%	20.1%
Total Revenues	8,664	7,730	100.0%	100.0%

Costs and expenses
Cost of sales	3,701	3,670	42.7%	47.5%
Franchise costs	519	558	6.0%	7.2%
Sales and marketing	463	409	5.3%	5.3%
General and administrative	1,208	702	13.9%	9.1%
Retail operating	944	893	10.9%	11.6%
Depreciation and amortization	236	230	2.7%	3.0%
Total Costs and Expenses	7,071	6,462	81.6%	83.6%

Income from operations	1,593	1,268	18.4%	16.4%

Interest income	15	12	0.2%	0.2%

Income before income taxes	1,608	1,280	18.6%	16.6%

Provision for income taxes	511	451	5.9%	5.8%

Consolidated Net income	1,097	829	12.7%	10.7%

Less: Net income attributable to non-controlling interest	69	-	0.8%	0.0%

Net income attributable to RMCF	$1,028	$829	11.9%	10.7%

Basic Earnings Per Common Share	$0.17	$0.14

Diluted Earnings Per Common Share	$0.16	$0.13

Weighted Average Common Shares Outstanding	6,097,278	6,045,070

Dilutive Effect of Employee Stock Options	388,051	155,133

Weighted Average Common Shares Outstanding, Assuming Dilution	6,485,329	6,200,203

INTERIM UNAUDITED

STATEMENTS OF INCOME

(in thousands, except per share data and percentages)

	Six Months Ended August 31,		Six Months Ended August 31,
	2013	2012	2013	2012
Revenues
Factory sales	$11,082	$11,162	58.8%	64.2%
Royalty and marketing fees	3,638	2,908	19.3%	16.7%
Franchise fees	338	159	1.8%	0.9%
Retail sales	3,783	3,159	20.1%	18.2%
Total Revenues	18,841	17,388	100.0%	100.0%

Costs and expenses
Cost of sales	8,728	8,692	46.3%	50.0%
Franchise costs	998	1,102	5.3%	6.3%
Sales and marketing	968	870	5.1%	5.0%
General and administrative	2,479	1,542	13.2%	8.9%
Retail operating	1,785	1,824	9.5%	10.5%
Depreciation and amortization	472	468	2.5%	2.7%
Total Costs and Expenses	15,430	14,498	81.9%	83.4%

Income from operations	3,411	2,890	18.1%	16.6%

Interest income	27	23	0.1%	0.1%

Income before income taxes	3,438	2,913	18.2%	16.8%

Provision for income taxes	1,095	1,022	5.8%	5.9%

Consolidated Net income	2,343	1,891	12.4%	10.9%

Less: Net (loss) income attributable to non-controlling interest	136	-	0.7%	0.0%

Net income attributable to RMCF	$2,207	$1,891	11.7%	10.9%

Basic Earnings Per Common Share	$0.36	$0.31

Diluted Earnings Per Common Share	$0.34	$0.30

Weighted Average Common Shares Outstanding	6,083,979	6,102,257

Dilutive Effect of Employee Stock Options	312,733	153,226

Weighted Average Common Shares Outstanding,Assuming Dilution	6,396,712	6,255,483